QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.8

AMENDMENT No. 1 to the GUARANTEE AGREEMENT

    This Amendment No. 1, dated as of May 16, 2001 to the Guarantee Agreement dated as of April 30, 2001 (the "Initial Guarantee Agreement" and, as amended by this Amendment, the "Guarantee Agreement") between Washington Mutual, Inc., a Washington corporation (the "Company"), and The Bank of New York, as guarantee trustee (the "Guarantee Trustee"), relates to the issue and sale by the Company of 20,000,000 of its Trust Preferred Income Equity Redeemable Securities (PIERSSM) (the "Units") to Lehman Brothers Inc. (the "Initial Purchaser") and the grant by the Company to the Initial Purchaser of an option (the "Option") to purchase up to an additional 3,000,000 of the Units (the "Option Units") subject to the terms and conditions stated therein. This Amendment is entered into as of the date first written above.

    1.  Amendment to the Recitals to the Guarantee Agreement. The parties hereto hereby agree that the first paragraph of the recitals to the initial guarantee agreement is amended by deleting the entire first paragraph and replacing it with the paragraph below, this amendment being deemed by the parties hereto as a correction of the Initial Guarantee Agreement to reflect the intention of the parties as of the date of the Initial Guarantee Agreement:

      "WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of April 30, 2001, among the Guarantor, as Sponsor, Diane L. Kelleher, Craig S. Davis and William A. Longbrake, as the initial Administrative Trustees, The Bank of New York, as the initial Property Trustee, and The Bank of New York (Delaware), as the initial Delaware Trustee, the Issuer is issuing on the date hereof 20,000,000 (or 23,000,000 if the Underwriters's option with respect to the Units (as defined below) is exercised in full) preferred securities, stated liquidation amount of $50 per preferred security, having an aggregate stated liquidation amount of $1,000,000,000 (or $1,150,000,000 if the Underwriters's option with respect to the Units is exercised in full), such preferred securities being designated the Preferred Securities (the "Preferred Securities") and 618,600 (or 711,300 if the Underwriters's over-allotment option with respect to the Units is exercised in full) common securities, stated liquidation amount of $50 per common security, having an aggregate stated liquidation amount of $30,930,000 (or $35,565,000) if the Underwriters's option with respect to the Units is exercised in full), such common securities being designated the Common Securities (the "Common Securities" and, together with the Preferred Securities, the "Securities"); and"

    2.  Entire Agreement. This Amendment No. 1 constitutes the entire agreement between the parties relating to the matter covered by Section 1 of this Amendment, and the Initial Guarantee Agreement, as amended by this Amendment, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, both written and oral, if any, between the parties with respect to the subject matter hereof.

    3.  Governing Law. The Guarantee Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

    4.  Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

    5.  Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Amendment.

    6.  Modifications. This Amendment and the Guarantee Agreement may not be amended of modified except in a writing signed by each of the parties hereto.

    IN WITNESS WHEREOF, this Amendment No. 1 to the Guarantee Agreement has been entered into as of the day and year first above written.

WASHINGTON MUTUAL, INC. AS GUARANTOR
By:	/s/ FAY L. CHAPMAN Name: Fay L. Chapman Title: Senior Executive Vice President
THE BANK OF NEW YORK, AS GUARANTEE TRUSTEE
By:	/s/ MICHAEL PITFICK Name: Michael Pitfick Title: Assistant Treasurer

QuickLinks

AMENDMENT No. 1 to the GUARANTEE AGREEMENT